                                                                    EXHIBIT 23.4


                                CONSENT OF EXPERT

To: Gryphon Gold Corporation


I, Qingping Deng, do hereby consent to the reference to the report titled Preliminary Scoping Study of Project Development for the Borealis Gold Project, Nevada, USA dated June 7, 2004 (the "Technical Report") and any extracts from or a summary of the Technical Report in the Amended Registration Statement on Form SB-2/A dated October 5, 2005 (the "Registration Statement") of Gryphon Gold Corporation, and to the reference to the Technical Report and Qingping Deng in the Registration Statement.


I also consent to the use of my name in the Registration Statement.


Dated this 5th day of October, 2005.


/s/ Qingping Deng
----------------------------------
Qingping Deng